Exhibit 10(a)(lxii)

Long-Term Incentive Program Award and Agreement
(Fiscal Year 2014)
[DATE]

Dear _____________________:

H. J. Heinz Company is pleased to confirm that, effective as of ______, 2013, you have been granted an Award under the Long-Term Incentive Program (“LTIP”) in accordance with the terms and conditions of the Third Amended and Restated H. J. Heinz Company Fiscal Year 2003 Stock Incentive Plan (the “Plan”). This Award is also made under and governed by the terms and conditions of this letter agreement (“Agreement”), which shall control in the event of a conflict with the terms and conditions of the Plan. For purposes of this Agreement, the “Company” shall refer to H. J. Heinz Company and its Subsidiaries. Unless otherwise defined in this Agreement, all capitalized terms used in this Agreement shall have the same meanings as the capitalized terms in the Plan, which are hereby incorporated by reference into this Agreement.

1.	Award.

(a)
The target value of the Award to you under this Agreement is equal to $______ (the “Target Award Opportunity”), based on a 36-month Award Period and subject to acceleration and proration pursuant to Section 3 below. The “Award Period” begins on May 1, 2013 and ends on the earlier of (a) the date of the closing of the acquisition between the Company and a subsidiary of Hawk Acquisition Holding Corporation (the “Closing Date”) and (b) May 1, 2016.

(b)
In light of the impending acquisition, this Award replaces certain awards of Restricted Stock Units (“RSUs”) and stock options that you might have otherwise received in Fiscal Year 2014, in the following proportions:

$_________ replacement for RSUs (the “RSU Replacement Amount”)
$_________ replacement for stock options

2.	Vesting. The Award will vest 100% on May 1, 2016, subject to acceleration in accordance with Section 3(a) below.

3.	Acceleration, Proration, and Payment of Award.

(a)
If the Award Period ends on the Closing Date, your Award will be accelerated and prorated and paid as soon as administratively possible following the Closing Date, subject to Sections 4, 5, 6 and 7 below. If the Award Period does not end on the Closing Date, the Award will be subject to the vesting requirement set forth in Section 2 above and will be paid as soon as administratively possible following vesting.

(b)
Your Award will be prorated based upon the number of full and partial months of the Award Period completed. For example and for illustration purposes only, if the Closing Date occurred on July 10, 2013, your Award would equal:

Target Award Opportunity x 3/36     (the portion of the 36-month Award Period completed)

If the Closing Date does not occur prior to May 1, 2016, your Award will equal 100% of your Target Award Opportunity, subject to the vesting requirement set forth in Section 2 above and the provisions of Sections 4, 5, 6 and 7 below.

(c)	The Award will be paid in cash, subject to the limits set forth in the Plan.

4.	Termination of Employment. In the event that your employment with the Company terminates for any reason prior to the completion of the Award Period, your entire Award will be forfeited.

5.
Termination of the LTIP. If the LTIP is terminated prior to the completion of the Award Period, provided that you are an employee of the Company on the date of such termination, your Award will be prorated, pursuant to Section 2(b) above, based on the number of full and partial months of the Award Period completed prior to such termination, and will be paid in cash as soon as administratively possible following such termination.

6.
Non-Solicitation. You agree that you shall not, during the term of your employment by the Company and for eighteen (18) months after the date of the termination of your employment with the Company, regardless of the reason for the termination, either directly or indirectly, solicit, take away or attempt to solicit or take away any employee of the Company, either for your own purpose or for any other person or entity. You further agree that you shall not, during the term of your employment by the Company or at any time thereafter, use or disclose Confidential Information (as defined in Section 7 below) except as directed by, and in furtherance of the business purposes of, the Company. You acknowledge (i) that the non-solicitation provision set forth in this Section 6 is essential for the proper protection of the business of the Company; (ii) that it is essential to the protection of the Company's goodwill and to the maintenance of the Company's competitive position that any Confidential Information be kept secret and not disclosed to others; and (iii) that the breach or threatened breach of this Section 6 will result in irreparable injury to the Company for which there is no adequate remedy at law because, among other things, it is not readily susceptible of proof as to the monetary damages that would result to the Company. You consent to the issuance of any restraining order or preliminary restraining order or injunction with respect to any conduct by you that is directly or indirectly a breach or a threatened breach of this Section 6. Any breach by you of the provisions of this Section 6 will, at the option of the Company (in its sole discretion) and in addition to all other rights and remedies available to the Company at law, in equity or under this Agreement, result in the forfeiture of all of your rights in any portion of the Award that remains unvested as of the date of such breach.

7.	Non-Competition/Confidential Information. As used in this Section 7, the following terms shall have the respective indicated meanings:

“Affiliated Company or Companies” means any person, corporation, limited liability company, partnership, or other entity controlling, controlled by or under common control with the Company.

“Confidential Information” means technical or business information about or relating to the Company and/or its products, processes, methods, engineering, technology, purchasing, marketing, selling, and services not readily available to the public or generally known in the trade, including but not limited to: inventions; ideas; improvements; discoveries; developments; formulations; ingredients; recipes; specifications; designs; standards; financial data; sales, marketing and distribution plans, techniques and strategies; customer and supplier information; equipment; mechanisms; manufacturing plans; processing and packaging techniques; trade secrets and other confidential information, knowledge, data and know-how of the Company, whether or not they originated with you or information which the Company received from third parties under an obligation of confidentiality.

“Conflicting Product” means any product or process of any person or organization, other than the Company, in existence or under development, (i) that competes with a product or process of the Company upon or with which you shall have worked during the two years prior to the termination of your employment with the Company or (ii) whose use or marketability could be enhanced by application to it of Confidential Information acquired by you in connection with your employment by the Company during such two-year period. For purposes of this definition, it shall be conclusively presumed that you have knowledge of information to which you have been directly exposed through actual receipt or review of memoranda or documents containing such information or through actual attendance at meetings at which such information was discussed or disclosed.

“Conflicting Organization” means any person or organization that is engaged in or about to become engaged in research on or the development, production, marketing, or selling of, or the use in production, marketing, or sale of, a Conflicting Product.

In partial consideration for the Award granted to you hereunder, you agree that, for a period of eighteen (18) months after the date of the termination of your employment with the Company, you shall not render services, directly or indirectly, as a director, officer, employee, agent, consultant or otherwise to any Conflicting Organization in any geographic area or territory in which such Conflicting Organization is engaged in or about to become engaged in the research on or the development, production, marketing, or sale of, or the use in production, marketing, or sale of, a Conflicting Product. The foregoing limitation does not apply to a Conflicting Organization whose business is diversified and that, as to that part of its business to which you render services, is not engaged in the development, production, marketing, use or, sale of a Conflicting Product, provided that the Company shall receive separate written assurances satisfactory to the Company from you and the Conflicting Organization that you shall not render services during such period with respect to a Conflicting Product or directly or indirectly provide or reveal Confidential Information to such organization.

You acknowledge and agree that the non-competitive restrictions set forth in this Section 7 are reasonable and necessary to protect the goodwill and legitimate business interests of the Company and to prevent the disclosure of the Company's Confidential Information and trade secrets and, further, that you have the business experience and abilities such that you would be able to obtain employment in a business other than with a Conflicting Organization.

Any breach by you of the provisions of this Section 7 will, at the option of the Company (in its sole discretion), and in addition to all other rights and remedies available to the Company at law, in equity, or under this Agreement, result in the forfeiture of all of your rights in any portion of the Award that remains unvested as of the date of such breach.

In addition to the remedies stated in the preceding paragraph, the Company shall, if it shall so elect, be entitled to institute legal proceedings to obtain damages for a breach by you of this Section 7, or to enforce the specific performance of the Agreement by you and to enjoin you from any further violation of this Section 7, or to exercise such remedies cumulatively or in conjunction with all other rights and remedies provided by law. You acknowledge, however, that the remedies at law for any breach by you of the provisions of this Section 7 may be inadequate and that the Company shall be entitled to obtain preliminary or permanent injunctive relief without the necessity of proving actual damages by reason of such breach or threatened breach and, to the extent permitted by applicable law, a temporary restraining order (or similar procedural device) may be granted immediately upon the commencement of such action.

You agree that if any of the provisions herein shall for any reason be determined by a court of competent jurisdiction to be overly broad as to scope of activity, duration, or geography, such provision shall be limited or reduced so as to be enforceable to the extent compatible with existing law.

8.
Impact on Benefits. The RSU Replacement Amount will be included as eligible compensation for the year of the grant pursuant to the H.J. Heinz Company Supplemental Executive Retirement Plan (as amended and restated effective September 1, 2007) and the H.J. Heinz Company Employees Retirement and Savings Excess Plan (as amended and restated effective January 1, 2005), regardless of whether or not the Award subsequently vests. The Award will not be included as eligible compensation pursuant to any other plan of the Company except as expressly set forth in such plan(s).

9.
Tax Withholding. When your Award is paid, the Company will withhold the amount of money payable for the federal, state, local, and/or foreign income and/or employment taxes required to be collected or withheld with respect to the payment.

10.	Non-Transferability. Your Award may not be sold, transferred, pledged, assigned, or otherwise encumbered except by will or the laws of descent and distribution.

11.
Employment At-Will.     You acknowledge and agree that nothing in this Agreement or the Plan shall confer upon you any right with respect to future awards or continuation of your employment, nor shall it constitute an employment agreement or interfere in any way with your right or the right of Company to terminate your employment at any time, with or without cause, and with or without notice.

12.
Collection and Use of Personal Data.    You consent to the collection, use, and processing of personal data (including name, home address and telephone number, and identification number) by the Company or a third party engaged by the Company for the purpose of implementing, administering, and managing the Plan and any other stock option or stock incentive plans of the Company (collectively, the “Plans”). You further consent to the release of personal data (a) to such a third party administrator, which, at the option of the Company, may be designated as the exclusive broker in connection with the Plans, or (b) to any Subsidiary of the Company, wherever located. You hereby waive any data privacy rights with respect to such data to the extent that receipt, possession, use, retention, or transfer of the data is authorized hereunder.

13.
Future Awards. The Plan is discretionary in nature and the Company may modify, cancel or terminate it at any time without prior notice in accordance with the terms of the Plan. While Awards may be granted under the Plan on one or more occasions or even on a regular schedule, each grant is a one-time event, is not an entitlement to an award of cash or stock in the future, and does not create any contractual or other right to receive an award or other compensation or benefits in the future.

14.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to its choice of law provisions.

15.
Internal Revenue Code Section 409A. It is intended that this Award shall not constitute a “deferral of compensation” within the meaning of Section 409A of the Code and, as a result, shall not be subject to the requirements of Section 409A of the Code. The Plan and this Award Agreement are to be interpreted in a manner consistent with this intention. Absent a deferral election satisfying the requirements of Section 409A of the Code and notwithstanding any other provision in the Plan, a new award may not be issued if such award would be subject to Section 409A of the Code at the time of grant, and the existing Award may not be modified in a manner that would cause such Award to become subject to Section 409A of the Code at the time of such modification.

This Award is subject to your acceptance of this Agreement by signing and dating it and returning it to the Company.

H. J. HEINZ COMPANY

By:    ________________________
Randolph W. Keuch
Vice President - Total Rewards

Accepted:

Date: